Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

October 17, 2013

Chimerix, Inc.

2505 Meridian Parkway, Suite 340

Durham, NC 27713

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Chimerix, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-191616) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 2,421,261 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.001, to be sold by certain selling stockholders, which includes up to 371,549 shares that may be sold pursuant to the exercise of an over-allotment option granted to the underwriters and (ii) up to 427,283 shares (the “Selling Stockholder Option Shares”) of the Company’s common stock, par value $0.001, to be issued immediately prior to the closing of the underwritten public offering upon the exercise of outstanding options to purchase shares of the Company’s common stock, par value $0.001 (the “Options”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable and that the Selling Stockholder Option Shares, when issued upon the exercise of the Options in accordance with the terms thereof and upon payment of the exercise price provided therein, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent, Partner

4401 Eastgate Mall, San Diego, CA 92121   T: (858) 550-6000   F: (858) 550-6420   www.cooley.com